Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Gentherm Holding (Malta) Ltd.	Malta

Gentherm Automotive Systems (Malta) Ltd.	Malta

Gentherm Automotive Technologies (Shanghai) Co. Ltd.	China

Gentherm Electronics (Shenzhen) Co. Ltd.	China

Gentherm Automotive Systems (China) Ltd.	China

Gentherm International Holdings (Hong Kong) Limited	China

Etratech Hong Kong Limited	China

Etratech Asia-Pacific Limited	China

Etratech Holdings Asia-Pacific Limited	China

Etratech Asia-Pacific Electronics (Shenzhen) Ltd.	China

Gentherm GmbH	Germany

Gentherm Enterprises GmbH	Germany

Gentherm Licensing GmbH	Germany

CSZ International GmbH	Germany

Gentherm Vietnam Co. Ltd.	Vietnam

Gentherm Japan Inc.	Japan

Gentherm Korea Inc.	South Korea

Gentherm Properties I, LLC	Michigan

Gentherm Properties II, LLC	Michigan

Gentherm Equity, LLC	Michigan

Gentherm Licensing, L.P.	Michigan

Gentherm Medical, LLC	Ohio

Gentherm (Texas), Inc.	Texas

Gentherm Hungary Kft	Hungary

Gentherm Ukraine TOV	Ukraine

Gentherm de Mexico S.A. de C.V	Mexico

Gentherm Canada ULC	Canada

Stihler Electronic GmbH	Germany

Gentherm U.K. LTD.	United Kingdom

Gentherm Luxembourg I S.a.r.l.	Luxembourg

Gentherm Luxembourg II S.a.r.l	Luxembourg

Gentherm Macedonia DOOEL	Macedonia